Exhibit 99.1

NEWS RELEASE

Visa Inc. Announces Decision to Fund Litigation Escrow Account

Foster City, CA, September 11, 2014 – Visa Inc. (NYSE:V) today announced it had decided to deposit $450 million (the “Loss Funds”) into the litigation escrow account previously established under the Company’s retrospective responsibility plan (the “Plan”). Under the terms of the Plan, when the Company funds the litigation escrow account, the value of the Company’s Class B shares – which are held exclusively by U.S. financial institutions and their affiliates and successors – are subject to dilution through an adjustment to the conversion rate of the shares of class B common stock to shares of class A common stock. This has the same effect on earnings per share as repurchasing the Company’s class A common stock, by reducing the class B conversion rate and consequently the as-converted class A common stock share count. The deposit of the Loss Funds will be conducted in accordance with the Company’s certificate of incorporation currently in effect.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

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About Visa

Visa is a global payments technology company that connects consumers, businesses, financial institutions, and governments in more than 200 countries and territories to fast, secure and reliable electronic payments. We operate one of the world’s most advanced processing networks — VisaNet — that is capable of handling more than 56,000 transaction messages a second, with fraud protection for consumers and assured payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, pay ahead of time with prepaid or pay later with credit products. For more information, visit usa.visa.com/about-visa, visacorporate.tumblr.com and @VisaNews.

Contacts:

Investor Relations: Jack Carsky or Victoria Hyde-Dunn, 650-432-7644, ir@visa.com

Media Relations: Paul Cohen, 650-432-2990, globalmedia@visa.com